SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________

January 20, 2004
(Date of Report (date of earliest event reported))

TAYCO DEVELOPMENTS, INC.
(Exact name of registrant as specified in charter)

New York	2-15966	16-0835557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Taylor Drive, North Tonawanda, New York	14120-0748
(Address of principal executive offices)	( Zip Code)

716-694-0877
(Registrant's telephone number, including area code)
104:
Item 5.	Other Events

In order to reduce Registrant's administrative expenses, on November 14, 2003, the Board of Directors voted unanimously to authorize Registrant's President and Chief Executive Officer, Douglas P. Taylor, to use approximately $30,000 of Registrant's cash on hand to make an offer to purchase all, but not less than all, shares tendered by each and every shareholder who, on January 12, 2004, owns beneficially or of record fewer than 100 Shares ("Eligible Shareholders") (the "Offer") of Registrant's outstanding common stock, $.05 par value ("Shares"). Acceptance of the Registrant's odd lot tender offer by any shareholder is voluntary. Eligible Shareholders will be paid $2.55 per Share for every Share tendered, and will not be charged any broker's fees, commissions or other charges. The Offer will commence on January 23, 2004 and expire on February 24, 2004, unless extended for an additional period.

The Board of Directors and Management of the Registrant make no recommendation as to whether any Eligible Shareholder should accept the Offer.

Exhibits filed as part of this Report:

Exhibit Number	Page in sequential numbering system where Exhibit is found

(99) Press release dated January 20, 2004	3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAYCO DEVELOPMENTS, INC.
(registrant)

DATED:	January 20, 2004	By	/s/ Douglas P. Taylor Douglas P. Taylor, President and Chief Executive Officer

Exhibit 99

PRESS RELEASE DATED JANUARY 20, 2004
Contact: Regan Associates
(212) 587-3005

FOR IMMEDIATE RELEASE

TAYCO DEVELOPMENTS, INC. TO PURCHASE SHARES

North Tonawanda, NY, January 20, 2004 - Tayco Developments, Inc. (OTCBB: TYCO) announced today that, in order to reduce Registrant's administrative expenses, the Board of Directors authorized the Company's President and Chief Executive Officer, Douglas P. Taylor, to use approximately $30,000 of the Company's cash on hand to offer to purchase all, but not less than all, of the shares tendered by any shareholder owning beneficially or of record as of January 12, 2004 fewer than 100 shares of the Company's outstanding common stock, $.05 par value. Acceptance of the Company's odd lot tender offer is voluntary. Eligible shareholders will be paid $2.55 per share for every share tendered, and will not be charged any broker's fees, commissions or other charges. The Offer will commence on January 23, 2004 and expire on February 24, 2004 unless extended for an additional period. The Board of Directors and Management of the Company make no recommendation as to whether any eligible shareholder should accept the Offer.